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EXHIBIT 99.(a)(1)(C)

FORM OF EMAIL REGARDING
ELECTION FORM

To:	[Name]
From:	equity@adobe.com
Subject:	Election Form

Attached please find your personalized Election Form which describes the Eligible Option held by you that is eligible for amendment in the Offer made by Adobe Systems Incorporated ("Adobe") pursuant to the Offer to Amend Eligible Options dated January 4, 2007 (the "Offering Memorandum") sent by email to you on January 4, 2007 by Adobe.

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FORM OF EMAIL REGARDING ELECTION FORM